Exhibit 99.1

For Release October 26, 2004 - 1:30 p.m. PDT	Contact:	Daniel G. Byrne
(509) 458-3711

STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON,

ANNOUNCES RECORD 2004 THIRD QUARTER EARNINGS

Spokane, Washington, October 26, 2004 – Sterling Financial Corporation (NASDAQ:STSA) today announced earnings of $15.3 million, or $0.66 per diluted share, for the third quarter of 2004.  This compares with earnings of $8.6 million, or $0.52 per diluted share, for the prior year’s comparable quarter.  Core earnings were $14.5 million, or $0.63 per diluted share, for the quarter ended September 30, 2004.  This compares with core earnings of $8.9 million, or $0.53 per diluted share, for the quarter ended September 30, 2003.  Core earnings exclude merger and acquisition costs, net gains on sales of securities, and a charge for costs related to early repayment of debt, net of tax.

Earnings for the nine months ended September 30, 2004 were $40.8 million, or $1.77 per diluted share, compared to $25.9 million, or $1.59 per diluted share for the prior year’s comparable period.  Core earnings for the nine months ended September 30, 2004, were $40.9 million, or $1.77 per diluted share, which compares with core earnings of $25.3 million, or $1.56 per diluted share, for last year’s comparable nine-month period.  Earnings for both the three- and nine-month periods ended September 30, 2004 reflect continued growth in net interest income and other income that were primarily due to an increase in average earning assets, as well as increases in transaction accounts and fee income.

Harold B. Gilkey, chairman and CEO, said, “We are extremely pleased with the record results of the third quarter which keeps Sterling on target with its profitability trend line for 2004.  Our core earnings for the quarter increased 62% from last year’s third quarter and highlight the strong success of our business plan and internal growth efforts.”

Gilkey commented further, “The improved performance of several of Sterling’s key business lines – retail banking, corporate banking and business banking – contributed to the quarter’s results.  Our recent merger has had a positive impact on our operating results, and we have seen notable performance from the new branches we integrated earlier in the year.  Our focus remains on production throughout the system.”

A reconciliation of reported earnings and earnings per share has been provided in Exhibit A.  Management believes that this presentation of non-GAAP core earnings numbers provides useful information to investors regarding the company’s financial condition and results of operations, as core earnings are widely used for comparison purposes in the financial services industry.

THIRD QUARTER HIGHLIGHTS

•                  Core earnings per diluted share were $0.63 for the quarter ended September 30, 2004, a 27% increase over the preceding quarter on an annualized basis.

•                  Return on average equity was 14.6% for the quarter ended September 30, 2004.

•                  Return on average tangible equity was 22.8%.

•                  Return on average assets was 0.94%.

•                  Loans increased 32% from the preceding quarter on an annualized basis.

•                  Deposits increased 20% from the preceding quarter on an annualized basis.

•                  Transaction deposits increased 28% on an annualized basis over the preceding quarter.

•                  Loan portfolio credit quality continues to improve, with loan charge-offs now 0.10% of average loans,

down 5 basis points from the preceding quarter.

•                  Book value per share increased to $19.62, up from $15.28 at September 30, 2003.

•                  Sterling was added to the NASDAQ Financial-100 Index in August of 2004.

OPERATING RESULTS

Net Interest Income

Sterling reported record net interest income of $50.2 million for the three months ended September 30, 2004, compared to $32.3 million for the same period in the prior year.  The increase over the comparable period in 2003 was primarily due to a $2.16 billion increase in the volume of average earning assets.  The increase in average earning assets was primarily due to the recent merger and Sterling’s internal growth.

Net interest income for the nine months ended September 30, 2004, was $144.6 million, which compares with net interest income of $90.9 million for the first nine months of last year.  The increase in the nine-month period was also due to an increase in the volume of interest earning assets.

Sterling’s net interest margin of 3.31% for the third quarter of 2004 remained unchanged from last year’s comparable period, but is down 0.09% from the preceding quarter.  With two interest rate increases from the Federal Reserve, Sterling experienced some margin compression during the current quarter, as certain variable-rate loans have not yet repriced.  Additionally, yields on loans and investments declined from the preceding quarter, reflecting a flattening yield curve.  Net interest margin for the nine months ended September 30, 2004, was 3.35%, which represented a modest increase from 3.32% for the comparable 2003 period.  The increase for the nine-month period primarily reflected a higher volume of loan production and increased sales of mortgage backed securities.

Other Income

Total other income was $12.7 million for the three-month period ended September 30, 2004, compared to $8.4 million for the same period one year ago.  Total other income was $37.4 million for the nine months ended September 30, 2004, compared to $25.2 million for the same period one year ago.  The three and nine-month increases are primarily due to an increase in fees and service charge income and the gains on the sales of securities.

Fees and service charge income increased by 59% to $8.1 million for the quarter from $5.1 million in the same period one year ago.  Fees and service charge income was $24.8 million and $14.3 million for the nine months ended September 30, 2004 and 2003, respectively, an increase of 73%.  These increases were primarily due to an increase in the number of transaction accounts, which resulted in an increase in fees, and cash management services fees.  The total number of transaction accounts as of September 30, 2004, was approximately 147,000, a 72% increase over the comparable period last year.  This increase was mainly due to the recent merger and the addition of new branches since year-end.

Income from mortgage banking operations for the quarter was $1.5 million, compared with $2.2 million for the prior year’s comparable quarter.  For the nine months ended September 30, 2004, income from mortgage banking operations was $4.4 million, compared with $6.9 million for the same period in 2003.  The decreases were primarily due to a slow-down in residential loan originations compared to the prior year’s comparable period.  Sterling’s commercial real estate segment continues to contribute increased production to help offset this slowdown.  During the quarter ended September 30, 2004, the commercial real estate segment provided 29% of total mortgage banking operations income, as compared with 20% for the September 2003 quarter.

Operating Expenses

Total operating expenses were $36.6 million for the three months ended September 30, 2004, compared with $24.7 million for the three months ended September 30, 2003, an increase of 48%.  Operating expenses were $111.4 million and $68.7 million, respectively, for the nine months ended September 30, 2004 and 2003, an increase of 62%.  The year-over-year increases were primarily due to increases in personnel, occupancy, data processing and transaction account related expenses, as well as merger and acquisition costs associated with the recent merger.  Full-time equivalent employees have increased year-over-year by 506 to 1,610 at September 30, 2004.

Commenting on operating expenses and efficiency, Mr. Gilkey stated, “As we anticipated, our core operating efficiency ratio improved to 60.2%, compared to 61.2% for the preceding quarter.  We see additional opportunities for improvement in income for the fourth quarter because we expect our lending teams to increase production in our key retail lines.”

Performance Ratios

Return on average tangible equity was 22.8% for the three months ended September 30, 2004, compared with 16.9% for the same period in 2003.  Average tangible equity represents total shareholders’ equity reduced by goodwill and other intangible assets.  Return on average equity was 14.6% for the three months ended September 30, 2004, compared to 13.6% for the same period in 2003.  The increase in both ratios primarily reflects the growth in earnings, partially offset by higher average equity.  Return on average assets was 0.94% for the three months ended September 30, 2004, compared to 0.83% for the same period in 2003.  The increase was primarily due to the year-over-year increase in net income.

Lending

At September 30, 2004, Sterling’s loans receivable increased to $4.02 billion, up 8% from the preceding quarter.  Sterling’s loan growth has been directly related to the significant increase in branch locations, market expansion and the addition of lending personnel.  Sterling’s primary strength in lending is in building customer relationships, which can lead to increased market share in loans and deposits.

Sterling’s total loan originations for the quarter ended September 30, 2004 of $748.7 million compared to $603.4 million in the third quarter of 2003, an increase of 24%.  Most of the growth occurred in the commercial real estate, construction lines and corporate banking.  Sterling’s construction, corporate, business banking and consumer loan originations for the third quarter were $563.2 million, or approximately 75% of total originations.

Credit Quality

At September 30, 2004, total nonperforming assets were $16.9 million, or 0.25% of total assets.  This compares most favorably with the third quarter 2003 level of $25.5 million, or 0.63% of total assets; however, it is also favorable to the June 30, 2004 level of $16.9 million, or 0.27% of total assets.  The decrease in this ratio was primarily due to the sale of certain loans and the improvement in the credit quality of certain large loans in the commercial real estate and multifamily portfolio.

Classified assets were $74.6 million at September 30, 2004, a decrease compared to $80.7 million at June 30, 2004, and a slight increase compared to $69.3 million at September 30, 2003.  The loan delinquency ratio decreased to 0.34% of total loans, compared to 0.87% of total loans at September 30, 2003, and 0.43% of total loans at June 30, 2004.  Classified assets decreased from the June 2004 quarter as a result of principal pay-downs on certain large credits and the reduction of the market value of certain nonperforming loans.

Sterling’s loan charge-off ratio improved and remained at a very modest level.  The annualized level of charge-offs to average loans was 0.10% for the third quarter of 2004, a decrease from 0.15% for the June 2004 quarter, and 0.16% for the September 2003 quarter.

Sterling’s provision for loan losses was $3.0 million for the three months ended September 30, 2004, compared with $2.9 million for the same period in 2003.  At September 30, 2004, the loan loss allowance totaled $47.3 million and was 1.16% of total loans.  This compares with an allowance of $33.7 million, or 1.21% of total loans at September 30, 2003.  Sterling believes the allowance is adequate given its analysis of the loan portfolio.

Balance Sheet and Capital Management

At September 30, 2004, Sterling’s total assets were $6.73 billion, up from the prior year’s comparable period of $4.08 billion.  Shareholders’ equity increased $39.0 million from June 30, 2004, reflecting the retention of earnings and improvements in the valuation of the securities portfolio.

Sterling Savings Bank’s risk-based capital ratios continued to exceed the “well-capitalized” requirements.  As of September 30, 2004, Sterling’s book value per share had increased 28% to $19.62.

Interest Rate Risk and Portfolio Position

Sterling continues to implement strategies to protect its interest margin in rising interest rate environments.  Some of the components of Sterling’s strategy are: originating and retaining variable-rate consumer, business banking, construction and commercial real estate loans, which generally have higher yields than residential permanent loans; utilizing the cash flows from the asset-backed securities (“ABS”) portfolio to fund increased production of business banking, variable-rate commercial real estate, consumer and construction loans; and selling certain long-term, fixed-rate loans and investments.  Additionally, over 50% of Sterling’s loan portfolio will reprice or mature over the next 12 months.

GOODWILL LITIGATION

In May 1990, Sterling sued the U.S. Government with respect to the loss of the goodwill treatment and other matters relating to Sterling’s past acquisitions of troubled thrift institutions (the “Goodwill Litigation”).  In the Goodwill Litigation, Sterling seeks damages for, among other things, breach of contract and for deprivation of property without just compensation.

In September 2002, the U.S. Court of Federal Claims granted Sterling Savings Bank’s motion for summary judgment as to liability on its contract claim, holding that the United States Government owed contractual obligations to Sterling with respect to its acquisition of three failing regional thrifts during the 1980s and had breached its contracts with Sterling.  Sterling is waiting for a trial date to be set to determine what amount, if any, the government must pay in damages for its breach.  The timing and ultimate outcome of the Goodwill Litigation cannot be predicted with certainty.  Because of the effort required to bring the case to conclusion, Sterling will likely continue to incur legal expenses as the case progresses.

OUTLOOK

“Our results show we are progressing on target with our business plan and strengthening our position as the leading regional community bank in the Pacific Northwest,” says Sterling Chairman and Chief Executive Harold Gilkey. “This quarter continues to showcase our focus on improving financial statement metrics and that our transition from integration of new branches to production is well ahead of schedule.   We are confident going into the fourth quarter that continued strong loan and deposit growth will continue to drive earnings growth.”

THIRD QUARTER EARNINGS CONFERENCE CALL

Sterling will host a conference call for investors on October 27, 2004 at 8:00 a.m. Pacific Daylight Time to discuss Sterling’s financial results.  To participate in the conference call, domestic callers should dial 210-234-0002 approximately five minutes before the scheduled start time.  You will be asked to identify yourself to the operator and should provide the password “STERLING” to enter the call.  A continuous replay will be available approximately one hour following the conference call and may be accessed by dialing 203-369-0036.  The continuous replay will be offered through November 26, 2004, at 5:00 p.m. Pacific Standard Time.

In addition, the Sterling Third Quarter 2004 Earnings Conference Call is being made available on-line at Sterling’s web site, www.sterlingsavingsbank.com. To access the audio web cast presentation, click on “Investor Relations,” then click on the live audio web cast icon.

ABOUT STERLING

Sterling Financial Corporation of Spokane, Washington, is a unitary savings and loan holding company, which owns Sterling Savings Bank (“Sterling Savings”).  Sterling Savings is a Washington State-chartered, federally insured stock savings association, which opened in April 1983.  Sterling Savings, based in Spokane, Washington, has branches throughout Washington, Oregon, Idaho and Montana.  Through Sterling Savings Bank’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho, Arizona and Montana.  Sterling Savings Bank’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products, through regional representatives throughout Sterling’s branch network.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results.  These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, statements about: (i) the benefits of Sterling’s merger transactions, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from such transactions; and (ii) Sterling’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts.  When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments which may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates which may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.